EXHIBIT 21



                       PREMIUMWEAR, INC. and SUBSIDIARIES

                         Subsidiaries of the Registrant



                                                           State of Jurisdiction
                                                           of Incorporation
                                                           ---------------------

 Munsingwear Canada Limited (inactive)                     Canada

 Klouda-Lenz, Inc.                                         Minnesota